Exhibit 12.2

LOAN AND SECURITY AGREEMENT

BETWEEN

ENTREPRENEUR GROWTH CAPITAL LLC

545 Madison Avenue

New York, New York 10022

as Lender

AND

BOUNDLESS CORPORATION, debtor-in-possession

BOUNDLESS TECHNOLOGIES, INC., debtor-in-possession

BOUNDLESS MANUFACTURING SERVICES, INC., DIP

BOUNDLESS ACQUISITION CORP., debtor-in-possession

50 Engineers Lane

Farmingdale, NY 11735

as Borrowers

This Loan and Security Agreement, made and entered into in New York, New York, as of January, 2005 by and between BOUNDLESS CORPORATION, debtor-in-possession, a Delaware corporation, having its principal place of business at 50 Engineers Lane, Farmingdale, NY 11735, BOUNDLESS TECHNOLOGIES, INC., debtor-in-possession, a Delaware corporation, having its principal place of business at 50 Engineers Lane, Farmingdale, NY 11735, BOUNDLESS MANUFACTURING SERVICES, INC., debtor-in-possession, a Delaware corporation, having its principal place of business at 50 Engineers Lane, Farmingdale, NY 11735, and BOUNDLESS ACQUISITION CORP., debtor-in-possession, a Delaware corporation, having its principal place of business at 50 Engineers Lane, Farmingdale, NY 11735, (collectively referred to herein as the “Borrower”) and ENTREPRENEUR GROWTH CAPITAL LLC, a Delaware limited liability company, with a place of business located at 545 Madison Avenue, New York, New York 10022 (“Lender”). This Agreement sets forth the terms and conditions upon which Lender may, in its reasonable business discretion, make loans, advances and other financial accommodations to or for the benefit of Borrower upon the security referred to herein.

Section 1.	DEFINED TERMS

1.1.     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code (the “UCC”) shall have the same meaning as presently or as may hereafter be given therein unless otherwise defined in this Agreement. All references to the plural shall also mean the singular.

1.2.     “Account” or “Accounts” shall have the same meaning as contained in Article 9 of the UCC and shall also include contract rights and general intangibles related to Accounts, payment intangibles, instruments, and to all proceeds thereof including, but not limited to, the proceeds of any insurance thereon whether or not specifically assigned to Lender.

1.3.     “Account Debtor” shall mean each debtor or obligor in any way obligated on or in connection with any Account.

1.4.     “Collateral” shall have the meaning set forth in Section 4.1 hereof.

1.5.     “Collateral Management Fee” shall have the meaning set forth in Section 3.8 hereof.

1.6.     “Costs and Expenses” shall include, but not be limited to commissions, fees, appraisal fees, taxes, title insurance premiums, internal and external field examination expenses for routine and non-routine audits and field examinations, filing, recording and search expenses, reasonable internal and external attorney’s fees and disbursements (as may be incurred with respect to the effectuation of this Agreement or any claim of any nature or litigation whatsoever arising out of or as a result of the interpretation of this Agreement or the financing provided for hereunder, including, but not limited to, all fees and expenses for the service and filing of papers, premiums on bonds and undertakings, fees of marshals, sheriffs, custodians, auctioneers and others, travel expenses and all court costs and collection charges), postage, wire transfer fees, check dishonor fees and other out of pocket expenses arising out of or relating to the negotiations, preparation, consummation, administration and enforcement of this Agreement or any other agreement between Borrower and Lender including, but not limited to any guaranty of the Obligations (as defined herein).

1.7.     “Eligible Accounts” shall mean Accounts created by Borrower in the ordinary course of its business arising out of its sale of goods or rendition of services, which are and at all times shall continue to be acceptable to Lender in Lender’s reasonable business discretion. Standards of eligibility may be fixed and revised from time to time solely by Lender in Lender’s reasonable business judgment but in no case shall any Account be considered eligible if (i) the Account Debtor has failed to pay the account within 90 days after the Invoice Date; or (ii) the Account Debtor’s total obligations to Borrower exceed 15% of Borrower’s Eligible Accounts, to the extent of such excess, provided, however, the concentration limits for Accounts due from Hewlett Packard, Ingram Micro and IBM shall be increased, at Lenders sole discretion, to 25% of Borrowers, Eligible Accounts, in each case, to the extent of such excess; or (iii) the Account Debtor has failed to pay more than 25% of all outstanding obligations owed by it to Borrower within 90 days of the Invoice Date; or (iv) the Account Debtor is a subsidiary or affiliate of the Borrower; or (v) the Account Debtor is the United States or any department, agency or instrumentality thereof or any state, city or municipality of the United States; or (vi) the Account Debtor is not a resident of the United States, provided, however, Lender shall, in Lender’s sole discretion, allow up to $125,000.00 of foreign Accounts to be considered as Eligible Accounts; or (vii) the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or gives out of a material portion of its business; or (viii) the amount of the Account consists of late charges or finance charges. In determining eligibility, Lender may, but need not, rely on agings, reports and schedules of Accounts furnished by Borrower but reliance by Lender thereon from time to time shall not be deemed to limit its right to revise standards of eligibility at any time without notice as to both Borrower’s present and future Accounts.

1.8.     “Facility Fee” shall have the meaning set forth in Section 3.5 hereof.

1.9.     “Line of Credit” as used herein is $1,000,000.00 or such other amount as shall be determined at Lender’s sole and absolute discretion.

1.10.    “Minimum Monthly Interest Charge” shall have the meaning set forth in Section 3.7 hereof.

1.11.   “Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits, reserves (as determined by Lender in its sole discretion) and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

1.12.   “Obligations” shall mean any and all loans, advances, accommodations, indebtedness, liabilities, Costs and Expenses and all obligations of every kind and nature owing by Borrower to Lender, however evidenced, whether as principal, guarantor or otherwise, whether arising under this Agreement, any supplement hereto, or otherwise, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed, modified or extended, and whether arising directly or acquired from others (including, without limitation, wherever applicable, Lender’s participations or interests in Borrower’s obligations to others) and including, without limitation, Lender’s charges, of whatever nature, commissions, interest, expenses, costs and attorneys’ fees, all of which are chargeable to Borrower in connection with any of the foregoing.

Section 2.	LOANS AND ADVANCES

2.1.     Lender shall from time to time (but not more frequently than twice a week unless Lender consents), in its reasonable business discretion, make loans, advances and other financial accommodations to or for the benefit of Borrower of up to 80% of the Net Amount of Eligible Accounts (or such greater or lesser percentage thereof as Lender shall, in its reasonable business discretion, determine).

2.2.     All Obligations shall be charged to an account in the Borrower’s name as maintained on Lender’s books. Lender shall render to Borrower a monthly statement of its account which statement shall be deemed correct, accepted by, and conclusively binding upon Borrower as an account stated, except to the extent that Borrower shall deliver to Lender written notice of any specific exceptions thereto within twenty (20) days after the date such statement is rendered.

2.3.     All principal, interest, fees, commissions, charges, Costs and Expenses incurred with or in respect of this Agreement or any supplement or amendment hereto (all of which shall be cumulative and not exclusive) and any and all Obligations shall be charged to Borrower’s account as maintained by Lender.

2.4.     All Obligations shall be payable at Lender’s office specified above or at such other place as Lender may hereafter designate from time to time. If requested, Borrower shall execute and deliver to Lender one or more promissory notes in form and substance satisfactory to Lender to further evidence the Obligations.

Section 3.	INTEREST AND FEES

3.1.     Interest shall be payable by Borrower to Lender at the rate equal to the highest prime rate in effect during each month as generally reported by Citibank, N.A. (the “Prime Rate”) plus 6% (the “Interest Rate”), but the Interest Rate shall never be more than 24% or the maximum permitted by law. The Interest Rate shall be calculated based on a three hundred sixty (360) day year for the actual number of days elapsed and shall be charged to Borrower on all Obligations. All interest and fees charged or chargeable to Borrower shall be deemed as an additional advance and shall become part of the Obligations.

3.2.     In the event any amount to be advanced or charged to the Borrower under this Agreement and any other agreement between the parties hereto exceeds the amount available to Borrower pursuant to any percentage or sublimit set forth in this Agreement (hereinafter sometimes referred to as an “Overadvance”) on any day in any month, the Interest Rate charged to the Borrower for that month on the Overadvance shall be at a rate of 24% per annum without regard as to whether any such Overadvance is made with or without Lender’s knowledge or consent.

3.3.      Borrower agrees that upon the occurrence of any Event of Default (whether caused by the Borrower, an Account Debtor or others), the Interest Rate on all Obligations shall immediately convert to the rate of 24% per annum (the “Default Rate of Interest”) and all interest accruing hereunder together with all Obligations shall thereafter be payable upon demand.

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3.4.     In no event shall the Interest Rate or the Default Rate of Interest exceed the highest rate permitted under any applicable law or regulation. If any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto , and any payments of interest made in excess of such highest rate permitted, if any, shall be deemed to be payments of principal Obligations, to the extent of such excess.

3.5.     Borrower shall pay Lender an annual Facility Fee in an amount equal to two percent (2%) percent of the Line of Credit. The Facility Fee is payable upon the execution and delivery of this Agreement and upon each annual anniversary date of this Agreement until such time as this Agreement has been terminated in accordance with its terms. In the event the Line of Credit is increased after Borrower paid the annual Facility Fee but prior to any annual anniversary date of this Agreement, the Facility Fee shall also be paid on such increase in the Line of Credit. If applicable, the initial Facility Fee payment shall include the pro-rata amount for the final, partial month of the first contract year, calculated by multiplying the Facility Fee percent by the Line of Credit, dividing by 360 and multiplied by the number of days from the date that is one year from the date of this Agreement to the last day of the month that is one year from the date of this Agreement.

3.6.     Borrower shall pay Lender a fee in the amount of $800.00 per day for each person performing a field examination of the Borrower’s books and records (“Examination Fee”), such Examination Fee to be in addition to all other Costs and Expenses incurred by Lender with regard to each such field examination, all of which shall be deemed part of the Obligations. Ordinary course examinations shall be capped at two (2) per contract year; provided, however, that Lender may conduct additional audits and examinations as Lender may reasonably require as a result of any Event of Default hereunder, all at Borrowers’ cost and expense.

3.7.     Borrower shall pay Lender a Minimum Monthly Interest Charge in an amount equal to the difference between (a) three quarters of one percent (0.75%) of the Line of Credit and (b) the actual amount of interest charged to the Borrower on the Obligations that month. Such Minimum Monthly Interest Charge, if any, shall be charged to Borrower’s loan account in arrears on the first day of each month.

3.8.     Borrower shall pay Lender a Collateral Management Fee in an amount equal to three quarters of one percent (0.75%) of all sales assigned to Lender for the preceding month. The Collateral Management Fee shall apply to all assigned sales, including, but not limited to, sales assigned to Lender in connection with the closing of this Agreement. The Collateral Management Fee shall be charged to Borrower’s loan account, in arrears, on the first day of each month.

3.9.     (a) In the event collection of the Borrower’s accounts or the liquidation of the Borrower’s equipment or inventory falls upon Lender consequent to the occurrence of an Event of Default, the Borrower shall pay Lender 15% of the amount collected by Lender; (b) Borrower shall pay Lender $10.00 for each advance in the form of a check deposited into Borrower’s bank account by Lender, (c) in the event the Borrower shall require a wire transfer of funds or certified funds, Borrower shall pay Lender a service fee for such wire transfer funds or certified funds of $50.00 per wire or certified check; and (d) service charges of $50.00 each shall be made for the issuance of checks to third parties, processing bank returned items, each issuance of a check in excess of two per week, advances of less than $5,000.00 and $1.00 per page for lists of “past due” or ineligible accounts. Services arising from the notification of the Borrower’s Account Debtors to make payments directly to Lender or to an address specified by Lender after an occurrence of an Event of Default and the expiration of any applicable cure period shall be charged to Borrower’s account at the rate of three quarters of one percent (.75%) of the face amount of the invoices underlying the notification.

3.10.   Borrower shall pay Lender, on the closing date, a documentation fee as shall be reasonably determined by Lender based upon the time expended in conducting due diligence, reviewing documents and negotiating and preparing this Agreement and the ancillary documents, in addition to all out of pocket expenses related to the initial audit and field examination and public records searches and filings. The documentation fee and all other Costs and Expenses related to the closing of this Agreement shall deducted from any deposits remitted by Borrower to Lender, then, to the extent required, be charged to Borrower’s loan account as provided in Section 3.12 below.

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3.11.   Notwithstanding anything to the contrary contained in this Agreement, any payment of interest and fees which individually or collectively might be deemed to be in excess of the highest rate permitted by law shall be credited against Borrower’s Obligations as principal repayments of loans and advances made hereunder by Lender to Borrower.

3.12.   Lender is authorized to charge the Borrower’s loan account on the first day of each month as follows: (a) all Costs and Expenses; (b) interest on Borrower’s monthly average loan balance (inclusive of all advances made pursuant to paragraph 2.1 of this Agreement together with all costs and expenses charged to Borrower’s account); (c) letter of credit, guaranty or acceptance fees (collectively, “LC Fees”), if any, and (d) all fees and other charges provided in this Agreement.

Section 4.	GRANTING PROVISIONS

4.1.     As security for the prompt performance, observance and payment in full of all Obligations, Borrower hereby grants to Lender a continuing security interest in, lien upon and right of setoff against, and Borrower hereby assigns, transfers, pledges and sets over to Lender all of its assets of every kind and nature of Borrower whether now owned or hereafter acquired, all of which are herein collectively referred to as the “Collateral” including but not limited to:  (a) all of Borrower’s present and future Accounts; (b) all of Borrower’s monies, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrower, or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower’s deposits (general or special) including, but not limited to security deposits, balances, sums and credits with Lender at any time existing or with a third party for the Borrower’s account; (c) all of Borrower’s present and future right, title and interest, and all of Borrower’s present and future rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance; (d) all of Borrower’s present and future right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Accounts or other Collateral, including without limitation, all returned, reclaimed or repossessed goods; (e) all of Borrower’s present and future deposit accounts; (f) all of Borrower’s present and future books, records, ledger cards, computer programs including all software and data contained in or by any computer whether in the possession of the Borrower or any other party including, but not limited to any and all source and object codes used or owned by Borrower and any and all hardware peripherals which the Borrower may now or hereafter use and apply or acquire in connection with its business, discs, tapes, and tape files, internet access lines, web page, web sites and other property and general intangibles evidencing or relating to the Accounts and any other Collateral or any Account Debtor, together with the file cabinets, containers, tapes or disks, in which the foregoing are stored (“Records”); (g) all of Borrower’s presently owned or hereafter acquired Inventory; (h) all of Borrower’s machinery and equipment, whether presently owned or hereinafter acquired; (i) all other of Borrower’s present and future general intangibles as defined in Article 9 of the UCC and shall also include without limitation, customer lists, stock options, payment intangibles, software, patent, trademark and copyright applications, trade names and trademarks, service marks, trade secrets, and the goodwill of the business symbolized thereby, patents, copyrights, licenses, permits and Federal, State and local tax refund claims, leases, rents and insurance claims of all kinds; (j) all of Borrower’s right, title and interest in and to any and all assets, personal property and collateral owned by third parties and all of Borrower’s right, title and interest in and to all liens, encumbrances and security interests of Borrower in the assets, personal property and collateral of third parties; (k) all of Borrower’s present and future chattel paper as defined in Article 9 of the UCC and shall also include electronic chattel paper and tangible chattel paper; (l) all of Borrower’s present and future commercial tort claims as defined in Article 9 of the UCC; (m) all of Borrower’s now owned and hereafter acquired goods as defined in Article 9 of the UCC; (n) all of Borrower’s now owned or hereafter acquired instruments as such term is defined in Article 9 of the UCC; (o) all of Borrower’s present and hereafter acquired promissory notes as such term is defined in Article 9 of the UCC; (p) all of Borrower’s present and future documents as such term is defined in Article 9 the UCC; (q) all of Borrower’s present and future letter of credit rights as such terms are defined in Article 9 of the UCC; (r) all of Borrower’s now owned and hereafter acquired investment property, commodity contracts, commodity accounts, securities, securities account and securities

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entitlements as such terms are defined in Article 9 of the UCC; (s) all of Borrower’s now owned and hereafter acquired money as such term is defined in Article 9 of the UCC; (t) all of Borrower’s present and future right, title and interest in, to and in respect of all supporting obligations as defined in Article 9 of the UCC and shall also include letter of credit rights, guaranties and other contracts of suretyship; and (u) all proceeds of the foregoing as defined in Article 9 of the UCC, in any form, and shall also include cash proceeds, noncash proceeds, all claims against third parties for loss or damage to or destruction of any or all of the foregoing. The security interests granted herein shall remain effective whether or not the Collateral covered thereby is acceptable to Lender or deemed by it to be ineligible for the purposes of any loans or advances contemplated under this Agreement.

4.2.     Borrower shall deliver to Lender a duplicate and/or original invoice, and all original documents evidencing the delivery of goods or the performance of services with regard to each Account, including but not limited to all original contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts, together with schedules describing the Accounts and/or written confirmatory assignments to Lender of each Account, in form and substance satisfactory to Lender and duly executed by Borrower, together with such other information as Lender may request. In no event shall the making (or the failure to make) of any schedule or assignment or the content of any schedule or assignment or Borrower’s failure to comply with the provisions hereof be deemed or construed as a waiver, limitation or modification of Lender’s security interest in, lien upon and assignment of the Collateral or Borrower’s representations, warranties or covenants under this Agreement or any supplement or amendment hereto.

Section 5.	ENFORCEMENT OF RIGHTS IN AND TO COLLATERAL

5.1.     (a)   Borrower shall instruct their Account Debtors that all Accounts have been assigned to Lender and to direct their payment as follows:

Entrepreneur Growth Capital, LLC

Accounting Department

545 Madison Avenue, 6th Floor

New York, NY 10022

Lender may at any time and from time to time direct Borrower to collect and deliver to Lender in their original form on the same date as the date of the actual receipt thereof, all checks, drafts, notes, acceptances, cash, wire transfers and any other evidences of payment, direct Borrower to cause all proceeds of Collateral to be deposited into a lock box account or other blocked account as Lender may require or take any other action Lender may require.

(b)      In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Lender on account of the Obligations on the day such payment is received or, if received after 12noon New York, NY time, the next business day. However, Lender shall be entitled to charge Borrower’s account five (5) business days of “clearance” or “float” at the rates set forth in Section 3.1 above, and all checks, wire transfers and other items received by Lender, regardless of whether such five (5) business days of clearance or float actually occur, and shall be deemed to be the equivalent of charging five (5) business days of interest on such collections. This across-the-board five (5) business days clearance or float charge on all collections is acknowledged by the parties to constitute an integral aspect of the pricing of Lender’s financing to Borrower. Lender shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender, in Lenders reasonable business discretion, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid.

5.2.     Lender or Lender’s representatives shall at all reasonable times have free access to and right of inspection of the Collateral and have full access to and the right to examine and make copies of Borrower’s Records, to confirm and verify all Accounts, to perform general audits and field examinations and to do whatever else Lender deems reasonably necessary to protect Lender’s interests. Lender may, in its reasonable business discretion and at all reasonable times, remove from Borrower’s premises or require Borrower or its accountants or auditors to deliver any Records (or copies thereof) to Lender. Lender may, at Borrower’s cost and expense, use any of Borrower’s personnel, supplies, computer equipment (including all computer programs, software and data) and space at Borrower’s places of business or at any other place as Lender may designate, as may be reasonably necessary for the handling of collections.

5.3.     Goods received in settlement of any assigned Account shall be received in trust for, segregated and delivered to or for the account of Lender. All returns of goods, credits issued by

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Borrower, claims or disputes of Account Debtors whether or not accepted by Borrower or given an allowance of any nature shall be reported by Borrower to Lender at least weekly. Each such report shall be accompanied by copies of all documentation provided to Borrower in support of all returned goods, credits, claims and disputes. Borrower shall immediately upon obtaining knowledge thereof report to Lender all reclaimed, repossessed and returned goods, Account Debtor claims and any other matter affecting the value, enforceability or collectability of Accounts. All returned goods shall be subject to Lender’s security interest.

5.4.     All claims and disputes relating to Accounts shall be adjusted within a reasonable time at Borrower’s own cost and expense.

5.5.     Upon the occurrence of an Event of Default and the expiration of the stated cure period, (i) Lender is authorized and empowered to compromise or extend the time for payment of any Account, for such amounts and upon such terms as Lender may, in its reasonable business discretion determine and to accept the return of the merchandise represented by any Account, all without notice to or consent by Borrower, and without discharging or affecting Borrower’s Obligations hereunder to any extent, and Borrower will, upon demand, pay to Lender the amount of any allowance given or authorized by Lender hereunder; and (ii) Lender shall have the right (in addition to its other rights hereunder or otherwise), to appropriate, set off and apply to the payment of any or all of the Obligations, any portion or all of the Collateral, in such manner as Lender shall in Lender’s reasonable business discretion determine, to enforce payment of any Collateral, to settle, compromise or release in whole or in part, any amounts owing on any Collateral, to prosecute any action, suit or proceeding with respect to the Collateral, to extend the time of payment of any and all Collateral, to make allowances and adjustments with respect thereto, to issue credits in Lender’s or Borrower’s name, to sell, assign and deliver the Collateral (or any part thereof) at public or private sale, for cash, upon credit or otherwise at Lender’s sole option and reasonable business discretion, and Lender may bid or become purchaser at any such sale, free from any right of redemption which is hereby expressly waived. Any public or private sale of the Collateral shall be deemed reasonable to the extent Borrower shall have received written notice of such sale as provided in Section 8.3 below and Borrower shall not have delivered written objection to Lender.

SECTION 6.	REPRESENTATIONS AND WARRANTIES

Borrower hereby represents, warrants and covenants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which, and continuing compliance with, being a continuing condition of the making of all loans and advances hereunder by Lender or under any supplement or amendment hereto:

6.1.     Borrower is and shall be the owner of or has other rights in the Collateral free and clear of all liens, security interests, claims and encumbrances of every kind and nature, except in Lender’s favor or as otherwise consented to in writing by Lender, and Borrower shall indemnify and defend Lender from and against all cost, loss and expense with regard to the same. None of Borrower’s Accounts nor any of its inventory has been previously sold or assigned to any person, firm or corporation and will not be sold or assigned, other than to Lender, at any time during the term of this Agreement without first obtaining Lender’s consent in writing. Borrower shall not execute any security agreement or UCC financing statement in favor of any other party or borrow against the security of any corporate asset, including but not limited to the Collateral, without first obtaining Lender’s consent in writing. Lender shall be deemed to have consented to all liens and encumbrances heretofore granted by Borrower in and to the Collateral, provided such liens and encumbrances have been approved by the bankruptcy court and are or shall be disclosed in the Borrower’s third amended joint disclosure statement pursuant to Section 1125 of the bankruptcy code and all subsequent amendments and modifications thereto.

6.2.     (a) Without first obtaining Lender’s consent in writing Borrower will not directly or indirectly sell, lease, transfer, abandon or otherwise dispose of all or any portion of Borrower’s property or assets (except in the ordinary course of business) or consolidate or merge with or into any other entity or permit any other entity to consolidate or merge with or into Borrower, except as provided in Borrower’s plan of reorganization;

(b) That Schedule 6.2 annexed hereto and incorporated herein by reference sets forth the Borrower’s exact legal name, the Borrower’s type of organization, the jurisdiction in which Borrower was organized, the Borrower’s organizational identification number or accurately states that the Borrower has none, the Borrower’s place of business or if more than one, its chief executive office as well as all other locations including the Borrower’s mailing address if different, the address of every location or place of business previously maintained

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by the Borrower during the past five years and the location at which, or person or entity with which, any of the collateral has been previously held at any time during the past twelve months;

(c) Borrower is in good standing as a corporation or other legal entity, validly existing under the laws of its state of incorporation or organization, and will preserve, renew and keep in full force and effect Borrower’s existence and good standing as a corporation or other legal entity and its rights and franchises with respect thereto and will not change its state of incorporation or organization, provided, however, upon the closing of this Agreement, Borrower Boundless Corporation and Borrower Boundless Acquisition Corp. shall not be in good standing in the State of Delaware and each agree to remit the amount of back taxes owing to the State of Delaware within thirty (30) days of the closing date of this Agreement. In the event Borrower fails to remit said taxes to the State of Delaware, Lender is hereby authorized to do so on behalf of each respective Borrower and charge said amount to Borrower’s loan account as an advance hereunder;

(d) Borrower shall obtain and preserve, renew and keep in full force and effect Borrower’s authority to do business in all jurisdictions where the Borrower now or hereafter does business;

(e) Borrower will continue to engage in a business of the same type as Borrower is engaged as of the date hereof;

(f) Borrower will give Lender thirty (30) days prior written notice of any proposed change in Borrower’s legal name which notice shall set forth the new name; and

(g) Borrower will give Lender thirty (30) days prior written notice of any use of any corporate name or tradename in addition to those names set forth on the annexed Schedule 6.2.

6.3.     Borrower’s Records and principal executive office are maintained at the address referred to herein. Borrower shall not change such location without Lender’s prior written consent and prior to making any such change, Borrower agrees to execute any additional financing statements or other documents or notices which Lender may require.

6.4.     (a)      Borrower shall maintain its shipping forms, invoices and other related documents in a form satisfactory to Lender and shall maintain its books, records and accounts in accordance with generally accepted accounting principles consistently applied. Borrower agrees to furnish Lender monthly with original invoices, copies of invoices, purchase orders for each invoice, time sheets (when available), shipping documents (when available), accounts receivable agings, together with reconciliation and recap sheets, accounts payable agings and inventory reports (if requested by Lender).

(b)      Borrower shall furnish to Lender, as soon as available, but in any event not later than ninety days (90) after the close of each fiscal year, Borrower’s reviewed financial statements for such fiscal year (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, setting forth in each case, in comparative form, figures for the previous fiscal year, all in reasonable detail, fairly representing the financial position and the results of Borrower’s operations as at the date thereof and for the fiscal year then ended and prepared in accordance with generally accepted accounting principles consistently applied. Such reviewed statements shall be examined in accordance with generally accepted auditing practices and certified by independent certified public accountants selected by Borrower and acceptable to Lender.

(c)      Borrower shall also furnish to Lender, as Lender may reasonably request, quarterly unaudited financial statements (including balance sheets, statements of income and loss, statements of cash flows and statements of shareholders’ equity) and the accompanying notes thereto, or Borrower’s monthly profit and loss statement and balance sheet, all in reasonable detail, fairly presenting the financial position and results of Borrower’s operation as at the date thereof and for such period prepared in accordance with generally accepted accounting principles consistently applied and such other information with respect to your business, operations and condition (financial and otherwise) as Lender may from time to time reasonably request. Such financial statements shall be certified for accuracy by Borrower’s chief financial officer.

(d)      Borrower hereby irrevocably authorizes and directs all accountants, auditors and any other third parties to deliver to Lender, at Borrower’s expense, copies of Borrower’s financial statements, papers related thereto, and other accounting records of any kind or nature in their possession and to disclose to Lender any information they may have regarding Borrower’s business affairs and financial condition, provided, however, that if Borrower’s accountants and auditor’s written policies prohibit them from sharing such financial information directly with Lender, such refusal by third party accountants to deliver copies of

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Borrower’s financial statements and related information to Lender shall not constitute an Event of Default hereunder, provided, further, that Borrower promptly forwards all such information in Borrower’s possession (or to which Borrower is entitled to receive from its accountants) to Lender at Lender’s request.

6.5      Lender shall have the right to request and receive from the Borrower’s agents, employees, attorneys and accountants all information pertaining to the Borrower which Lender may reasonably request, and such persons are hereby authorized and directed by the Borrower to furnish such information, subject to applicable laws regarding privileged communications.

6.6.     Each Account represents a valid and legally enforceable indebtedness based upon a bona fide sale and delivery of goods or rendition of services usually dealt in by Borrower in the ordinary course of its business which has been finally accepted by the Account Debtor. Each Account is and will be for a liquidated amount maturing as stated in the invoice rendered to the Account Debtor who is unconditionally liable to make payment at maturity of the amount stated in each invoice, document or instrument evidencing the Account in accordance with the terms thereof, without offset, defense, deduction, counterclaim, discount or condition. Every assigned Account, and any evidence of indebtedness with respect thereto shall be paid in full at maturity. If any Account is not paid in full at maturity, the amount of such unpaid Account (whether in whole or in part) may be charged against and deducted from any advance then or thereafter made by Lender to Borrower or, in the event Borrower then has no borrowing availability, Borrower shall pay Lender, upon demand, the full amount remaining unpaid thereon. Such payment or deduction shall not constitute a reassignment, and Lender may retain the Account as collateral for all Obligations of Borrower to Lender until the same have been fully satisfied.

6.7.     All statements made and all unpaid balances appearing in the invoices, documents and instruments evidencing each Account are true and correct and are in all respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract. Each Account Debtor is solvent and financially able to pay in full each Account when it matures. None of the transactions underlying or giving rise to any Account shall violate any state or federal laws or regulations, and all documents relating to the Accounts shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms and all recording, filing and other requirements of giving public notice under any applicable law have been and shall be duly complied with.

6.8.     Borrower is solvent and will so remain. Borrower’s federal, state and local taxes of every kind and nature, including, but not limited to employment taxes, are current, and there are no pending tax audits or examinations with respect to Borrower’s federal, state or local tax returns, except as disclosed on Schedule 6.8 annexed hereto.

6.9.     Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets prior to the date on which penalties attach thereto. Borrower shall be liable for all taxes and penalties imposed upon any transaction under this Agreement or any supplement or amendment hereto or giving rise to the Accounts or any other Collateral or which Lender may be required to withhold or pay for any reason. Borrower agrees to indemnify and hold Lender harmless with respect thereto, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amounts shall be added to and included in Borrower’s Obligations.

6.10.   Except as disclosed on Schedule 6.10 annexed hereto, there is no investigation by any state, federal or local agency pending or threatened against Borrower and there is no action, suit, proceeding or claim pending or threatened against Borrower or Borrower’s assets or goodwill or affecting any transactions contemplated by this Agreement, or any supplement or amendment hereto, or any agreements, instruments or documents delivered in connection herewith or therewith before any court, arbitrator, or governmental or administrative body or agency which if adversely determined with respect to Borrower would result in any material adverse change in Borrower’s business, properties, assets, goodwill or condition, financial or otherwise.

6.11.   The execution, delivery and performance of this Agreement, any supplement or amendment hereto, or any agreements, instruments and documents executed and delivered in connection herewith, are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound.

6.12.	Borrower shall keep and maintain, at its sole cost and expense, satisfactory and complete

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Records including records of all Accounts, all payments received and credits granted thereon, and all other dealings therewith. Upon the sale of goods or the rendering of services, Borrower shall make appropriate entries in its books and records disclosing such assignments of Accounts to Lender, and shall execute and deliver all papers and instruments, and do all things necessary to effectuate this Agreement and facilitate the collection of the Accounts. Lender is hereby vested with all of Borrower’s rights, securities and guarantees with respect to each Account, including the right of stoppage in transit. Notwithstanding the failure of Borrower to execute and deliver such written assignment as aforesaid, each Account created by Borrower shall be deemed assigned to Lender and shall become its property.

6.13.   If any Account Debtor of Borrower shall reject or return any of the goods which created an assigned Account, Borrower shall promptly notify Lender and Lender may require Borrower to pay to Lender the original invoice price of such rejected or returned goods. In case any such goods shall be re-sold, the Account thereby created shall be Lender’s property and shall be deemed assigned hereunder.

6.14.   All monies, Accounts and other property of Borrower which may come into Lender’s possession in any manner, and all sums to the credit of Borrower may be retained by Lender and applied to the Obligations or any of the Borrower’s obligations owing to Lender’s parent, any of its subsidiaries or any of its affiliates. Borrower’s obligations as set forth in the preceding sentence shall remain applicable and enforceable as against Borrower should Lender be merged into or with any other entity, including, but not limited to, its parent corporation. Borrower absolutely and unconditionally guarantees and grants a security interest to Lender in and to all of its Collateral to secure any and all Obligations (including but not limited to all obligations of any entity which is a parent, subsidiary or affiliate of Borrower, whether arising under this Agreement or otherwise, and whether or not then due and however created) which Borrower may at any time owe to Lender or its parent, any of its subsidiaries or any of its affiliates.

6.15.   Lender’s agents and examiners shall have the right at all reasonable times during business hours to review, inspect, examine, check and make copies of extracts from Borrower’s Records.

6.16.   Borrower shall, at Borrower’s expense, duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, UCC financing statements or amendments and continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Lender of all of its rights and remedies hereunder, under any supplement or amendment hereto, or applicable law with respect to the Collateral. In addition, Borrower shall do or cause to be done such further acts as may be necessary or proper, in Lender’s opinion, to evidence, perfect, maintain and enforce its security interest and the priority thereof in and to the Collateral and to otherwise effect the provisions and purposes of this Agreement or any supplement or amendment hereto. Borrower hereby authorizes Lender to execute and file UCC financing statements in order to perfect the security interests granted to Lender under this Agreement or otherwise.

6.17.   Borrower shall, at Borrower’s expense, maintain insurance covering the Collateral in such amounts and with such insurance companies as may be acceptable to Lender in its reasonable business discretion. Borrower shall have Lender named as mortgagee, loss payee and additional insured on all such insurance policies. In the event Borrower shall fail to maintain insurance acceptable to Lender, Lender without notice, may obtain such insurance in the name of the Borrower and charge Borrower’s account with the costs and expenses of such insurance. All expenses incurred by Lender with regard to such insurance policies shall be deemed part of the Obligations.

6.18.   The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G issued by the Board of Governors of the Federal Reserve System), and no proceeds of any loan or advances made by Lender to Borrower pursuant to Section 2.1 will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or in any manner which might cause such loan or advance or the application of such proceeds to violate (or require any regulatory filing under) Regulation G, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such loan or advance and such use of proceeds. Further, no proceeds of any loan or advance will be used to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

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6.19.   Any loan at any time received by the Borrower from Lender shall not be used directly or indirectly other than in the Borrower’s business; nor shall any loan from Lender be used, directly or indirectly, to pay any dividend on Borrower’s stock; nor shall any loan from Lender be used, directly or indirectly, to make any loan to, or pay any claim to any person controlling, controlled by or under common control with the Borrower, other than for current remuneration or current reimbursable expenses.

6.20.   The Borrower shall immediately notify Lender in a writing signed by the Borrower of any commercial tort claims it holds or acquires such writing shall set forth the details and grant Lender a security interest in and to any commercial tort claims it holds or acquires and in the proceeds thereof, such writing to be satisfactory to Lender in form and substance.

Section 7.	ADDITIONAL POWERS

7.1.     Lender shall have the right at any time in its reasonable business discretion: (a) to notify Account Debtors that Borrower’s Accounts have been assigned to and are payable to Lender; and (b) to collect any and all Accounts directly in its own name and charge all of its collection costs and expenses including, but not limited to, its legal expenses to the Borrower’s account as part of the Obligations.

7.2.     Borrower hereby appoints Lender or Lender’s designee as Borrower’s attorney-in-fact, at Borrower’s own cost and expense, to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) to redirect, receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (b) to execute and file in Borrower’s name financing statements and amendments under the UCC; (c) to receive, take, endorse, assign, deliver, accept and deposit, in Lender’s or Borrower’s name, any and all checks, notes, drafts, acceptances, money orders, remittances or other evidences of payment of money or Collateral which may come into Lender’s possession; (d) to sign Borrower’s name on any drafts against Account Debtors, assignments and verifications of Accounts; (e) to transmit to Account Debtors notice of Lender’s interest therein and to request from such Account Debtors at any time, in Lender’s or Borrower’s name or that of Lender’s designee, information concerning the Accounts and the amounts owing thereon; (f) to notify Account Debtors to make payment directly to Lender; (g) to take or bring, in Lender’s or Borrower’s name, and in Lender’s reasonable business discretion, all steps, actions, suits or proceedings deemed necessary or desirable by Lender to effect collection of the Collateral; and (h) to do all other acts and things necessary to carry out this Agreement. Borrower hereby releases Lender and Lender’s officers, employees and designees, from all liability arising from any act or acts under this Agreement or in furtherance thereof, whether by omission or commission, and whether based upon any error of judgment or mistake of law or fact.

Section 8.	EVENTS OF DEFAULT

8.1.     All Obligations shall be, at Lender’s option, immediately due and payable without notice or demand and the provision of this Agreement (or any supplement or amendment hereto) as to future loans and advances to or for the benefit of Borrower shall, at Lender’s option, terminate forthwith upon the occurrence of any one or more of the following events of default (the “Events of Default”): (a) if Borrower shall fail to pay Lender when due any amounts owing to Lender under any Obligation and such payment default continues for five (5) days after receipt of notice from Lender, (b) if Borrower shall breach any of the terms, covenants, conditions or provisions of this Agreement, any supplement or amendment hereto or any other agreement between Borrower and Lender, and such breach, if curable, continues for fifteen (15) days after receipt of notice from Lender; (c) if any guarantor, endorser or other person liable on the Obligations shall terminate or breach any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such person with, or in favor of Lender; (d) if any representation, warranty, or statement of fact made to Lender at any time by Borrower or on Borrower’s behalf is false or misleading; (e) if Borrower’s chapter 11 bankruptcy proceeding is converted to a chapter 11 liquidation or a chapter 7 bankruptcy proceeding or if a receiver, custodian or trustee of any kind is appointed with regard to any property of Borrower or any guarantor, endorser or other person liable on the Obligations, or if a judgment is entered against Borrower or any guarantor, endorser or other person liable on the Obligations (which has not been bonded or otherwise secured) or if Borrower or any guarantor, endorser or other person liable on the Obligations suspends or discontinues doing business for any reason; (f) if there shall be a material adverse change in Borrower’s business, assets or condition (financial or otherwise) from the date hereof; (g) if there is any change in Borrower’s majority control or ownership prior to confirmation of Borrower’s plan

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of reorganization; (h) a fraudulent conversion of any part of the Collateral; (i) any guarantor dies; or (j) if at any time Lender shall, in Lender’s reasonable business discretion, consider the Obligations insecure or any part of the Collateral unsafe, insecure or insufficient and Borrower (or other person or entity acting on Borrower’s behalf) shall not on Lender’s demand furnish other Collateral or make payment on account, satisfactory to Lender.

8.2.     In the event Lender seeks to take possession of all or any portion of the Collateral by judicial process (including, but not limited to, Lender obtaining an order of attachment, a temporary restraining order, a preliminary or permanent injunction or otherwise) against the Borrower or with regard to the Collateral, Borrower irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required, (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral, and (c) any requirement that Lender retain possession and not dispose of any Collateral until after trial or final judgment.

8.3.     Borrower agrees that the giving of five (5) days’ notice by Lender, sent by overnight mail or ten (10) days’ notice by Lender, sent by ordinary mail, postage prepaid, to Borrower’s address set forth herein, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice with respect thereto. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like without affecting the commercial reasonableness of the sale of any of the Collateral.

8.4.     The net cash proceeds resulting from the exercise of any of Lender’s rights or remedies under this Agreement, under the UCC or otherwise, shall be applied by Lender to the payment of the Obligations in such order as Lender may elect, and Borrower shall remain liable to Lender for any deficiency. Without limiting the generality of the foregoing, if Lender enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral, Lender shall have the option, at any time, in Lender’s reasonable business discretion, to reduce the Obligations by the amount of such credit transaction or any part thereof or to defer the reduction thereof until actual receipt by Lender of cash in connection therewith.

8.5.     The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Lender may have under the UCC or other applicable law. Lender shall have the right, in Lender’s reasonable business discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

8.6.     No act, failure or delay by Lender shall constitute a waiver of any of its rights or remedies. No single or partial waiver by Lender of any provision of this Agreement or any supplement or amendment hereto, or breach or default thereunder, or of any right or remedy which Lender may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

8.7.     Borrower waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Collateral and any and all notices or demands whatsoever (except as expressly provided herein). Lender may, at all times, proceed directly against Borrower or any guarantor or endorser to enforce payment of the Obligations and shall not be required to take any action of any kind to preserve, collect or protect Lender’s or Borrower’s rights in the Collateral.

Section 9.	MISCELLANEOUS

9.1.     This Agreement shall become effective upon acceptance by Lender and shall continue in full force and effect for a term ending on the last business day of the month, one (1) year from the date hereof (the “Expiration Date”) unless terminated pursuant to the terms hereof. In addition to Lender’s right to declare this Agreement immediately terminated at any time upon the occurrence of an Event of Default, Lender may terminate this Agreement by giving Borrower at least sixty (60) days prior written notice of such termination by registered or certified mail, return receipt requested. Borrower may terminate this Agreement prior to the Expiration Date by giving Lender at least sixty (60) days prior written notice of such termination by registered or certified mail, return receipt requested, subject to early termination fees and the other provisions of the Agreement. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower’s duties, obligations and covenants hereunder until all

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Obligations have been paid in full and Lender’s continuing security interest in and to the Collateral shall remain in effect until all such Obligations have been fully discharged. Notwithstanding the foregoing, this Agreement shall automatically terminate and all Obligations shall become immediately due and payable upon confirmation of a plan of reorganization, upon conversion of the Borrowers’ chapter 11 proceeding to a chapter 7, or upon the appointment of a trustee, receiver, or custodian of any kind, including early termination fees if such event occurs prior to the Expiration Date; provided, however, that any applicable early termination fee incurred as a result of the confirmation of Borrower’s plan of reorganization, and Lender continues to finance Borrower after emerging from bankruptcy, shall be capped at $5,000.00.

9.2.     If Lender terminates this Agreement upon the occurrence of an Event of Default or if Borrower terminates this Agreement as to future transactions other than on the Expiration Date, in view of the impracticality and extreme difficulty in ascertaining Lender’s actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower hereby agrees that it shall immediately pay to Lender by wire transfer, certified check or bank cashier’s check, Borrower’s entire Obligations owing thereunder, plus liquidated damages of an amount equal to the total of the Minimum Monthly Charges for the months remaining until the Expiration Date as provided for in this Agreement. Prior to its actual receipt of payment as aforesaid, Lender shall be free to exercise, without limitation, all of its right under this Agreement or under any other agreement it may then have with Borrower. Borrower’s default of any provision under this Agreement may be considered and construed at the sole option of Lender, as a termination of this Agreement by Borrower. The liquidated damages provided for in this paragraph 9.2 shall be deemed included in the Obligations and shall be presumed to be the amount of damages sustained by Lender due to the Borrower’s early termination and Borrower agrees that such damages are reasonable and appropriate under the circumstances currently existing.

9.3.     This Agreement, and any supplement or amendment hereto and any agreements, instruments or documents delivered or to be delivered in connection herewith, constitute the entire agreement and understanding between Lender and Borrower concerning the subject matter hereof and thereof and as such supersedes all other prior or contemporaneous agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers, contracts, whether written or oral, all of which are merged into this Agreement. Lender and Borrower agree that neither party shall be bound by anything not expressed herein, nor shall this Agreement be modified orally.

9.4.     All amendments to and modifications of this Agreement shall be in writing and signed by Borrower and Lender, which requirement shall not be modified by oral agreement or by course of conduct.

9.5.     All notices, requests, demands and other communications under this Agreement shall be in writing and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (i) if delivered in person, when delivered; (ii) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. New York time or, if not, on the next succeeding business day; (iii) if delivered by overnight courier, the following business day after depositing with such courier, properly addressed; or (iv) if by U.S. Mail, four (4) business days after depositing in the United States mail, with postage prepaid and properly addressed. All notices, requests and demands are to be given or made to the respective parties at the addresses set forth herein or at such other addresses as either party may designate in writing by notice in accordance with the provisions of this paragraph. All notices to Lender must be addressed to the attention of: Portfolio Manager.

9.6.     Borrower and Lender each hereby waive all rights to a trial by jury in any action or proceeding of any kind arising out of or relating to this Agreement, any supplement or amendment hereto, the Obligations, the Collateral or any such other transaction. Borrower hereby waives all of its rights of setoff and rights to interpose any defenses and/or counterclaims in the event of any litigation with respect to any matter connected with this Agreement, any supplement or amendment hereto, the Obligations, the Collateral or any other transaction between the parties. Borrower hereby irrevocably consents and submits to the jurisdiction and venue of the Supreme Court of the State of New York (without regard to any choice of law rules) or the United States District Court for the Southern District of New York in connection with any action or proceeding of any kind arising out of or relating to this Agreement, any supplement hereto, the Obligations, the Collateral or any such other transaction. Borrower agrees that any action brought by it against Lender whether with regard to this

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Agreement or otherwise shall be subject to the exclusive jurisdiction and venue of the Supreme Court of the State of New York (without regard to any choice of law rules), County of New York or the United States District Court for the Southern District of New York.

9.7.     In any litigation brought by Lender, Borrower waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to Borrower at Borrower’s address set forth below and service so made shall be complete two (2) days after the same shall have been posted. Within twenty (20) days after such mailing, Borrower shall appear and answer such summons, complaint or other process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and for any other relief requested therein.

9.8.       The Borrowers hereby appoint BOUNDLESS CORPORATION as the “Disbursing Agent” to the Borrowers as it is in the best interest and convenience of the Borrowers that all Loans and advances made by Lender pursuant to this Agreement be made only to the Disbursing Agent rather than to each of the Borrowers individually. Accordingly, the Disbursing Agent shall be the sole entity entitled to receive the funds advanced by Lender under this Agreement and the Disbursing Agent shall make disbursements to the Borrowers as reasonably requested by each Borrower to conduct its respective business. Moreover, the Disbursing Agent and each Borrower agrees and authorizes Disbursing Agent and Lender to receive all collections and other proceeds into the lockbox or other account assigned to and/or controlled by Lender in accordance with Section 5.1 of this Agreement. All of the proceeds received into the lockbox will be credited by Lender to the Disbursing Agent’s account and the Disbursing Agent shall have the sole authority to further credit any such collections to each Borrower, individually. Each Borrower hereby irrevocably waives any claim it may have against Lender and hereby indemnifies and holds Lender harmless from and against all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever which such Borrower may have against Lender which may arise as a result of advances being made by Lender solely to the Disbursing Agent and/or collections being credited by Lender solely the Disbursing Agent’s account with Lender.

9.9.     This Agreement and all transactions hereunder are deemed to be consummated in the State of New York and shall be governed by and interpreted in accordance with the substantive and procedural laws of the State of New York (without regard to any choice of law rules). If any part or provision of this Agreement shall be determined to be invalid or in contravention of any applicable law or regulation of the controlling jurisdiction, such part or provision shall be severed without affecting the validity of any other part or provision of this Agreement.

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9.10    Borrower hereby consents to and authorizes Lender to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

9.11.   This Agreement shall inure to and be binding upon the parties hereto and their successors and assigns.

9.12    Counterparts. This agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

Borrower and LENDER have executed this Agreement at LENDER’s place of business in New York, New York on the ___ day of January 2005.

BOUNDLESS CORPORATION, Debtor-in-Possession		BOUNDLESS TECHNOLOGIES, INC., Debtor-in-Possession
By:	/s/ Joseph Gardner	By:	/s/ Joseph Gardner
Name:	Joseph Gardner	Name:	Joseph Gardner
Title:	Vice President/CFO	Title:	Vice President/CFO
Federal. Taxpayer Identification Number: 13-3469637		Federal. Taxpayer Identification Number: 11-2168512

BOUNDLESS MANUFACTURING SERVICES, INC., Debtor-in-Possession		BOUNDLESS ACQUISITION CORP., Debtor-in-Possession
By:	/s/ Joseph Gardner	By:	/s/ Joseph Gardner
Name:	Joseph Gardner	Name:	Joseph Gardner
Title:	Vice President/CFO	Title:	Vice President/CFO
Federal. Taxpayer Identification Number: 22-3611352		Federal. Taxpayer Identification Number: 74-2738506

ACCEPTED: ENTREPRENEUR GROWTH CAPITAL LLC
By:	/s/ Dean Landis
Dean Landis, President

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SCHEDULE 6.2

The Borrower hereby certifies, with reference to that certain that Loan and Security Agreement dated as of January ___, 2005 (terms defined in such Loan and Security Agreement having the same meanings herein as specified therein), between the Borrower and Lender, to the Lender as follows:

1.     Name.The exact legal name of the Borrower as that name appears on its Certificate of Incorporation is as follows:

BOUNDLESS CORPORATION

BOUNDLESS TECHNOLOGIES, INC.

BOUNDLESS MANUFACTURING SERVICES, INC.

BOUNDLESS ACQUISITION CORP.

2.	Other Identifying Factors.
(a)	The following is the mailing address of the Borrower:

50 Engineers Lane, Farmingdale, NY 11735 for each Borrower

(b)    If different from its mailing address, the Borrower’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
(c)	All other places of businesses of Borrower:
Address	County	State

2171 West Park CT Suite H Stone MT, GA 30087

(d)	The following is the type of organization of the Borrower:
BOUNDLESS CORPORATION	CORPORATION
BOUNDLESS TECHNOLOGIES, INC.	CORPORATION
BOUNDLESS MANUFACTURING SERVICES, INC.	CORPORATION
BOUNDLESS ACQUISITION CORP.	CORPORATION
(e)	The following is the jurisdiction of the Borrower’s organization:
BOUNDLESS CORPORATION	DELAWARE
BOUNDLESS TECHNOLOGIES, INC.	DELAWARE
BOUNDLESS MANUFACTURING SERVICES, INC.	DELAWARE
BOUNDLESS ACQUISITION CORP.	DELAWARE

(f)     The following is the Borrower’s state issued organizational identification number (state “None” if the state does not issue such a number):

3.	Other Names, Etc.

(a)     The following is a list of all other names (including trade names or similar appellations) used by the Borrower, or any other business or organization to which the Borrower became the successor by merger, consolidation, acquisition, change in form, change in corporate name, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

(b)    Attached hereto as Exhibit “A” is the information required in Section 2 of this Schedule for any other business or organization to which the Borrower became the successor by merger, consolidation, acquisition, change in form, change in corporate name, nature or jurisdiction of organization or otherwise, now or at any time during the past five years including but limited to exact legal name, mailing address, address of chief executive office, address of all other locations, state of organization, state issued organizational identification number and description of merger, consolidation, acquisition or change in form:

4.	Other Current Locations.

(a)     The following are all other locations in the United States of America in which the Borrower maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods:

(b)	The following are all other places of business of the Borrower in the United States of America:
Address	County	State

2171 West Park CT, Suite H, Stone MT, GA 30087

(c)     The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address	County	State

2095 Expressway Drive North, Hauppauge, NY 11788

1073 Lake Murray BLVD., Irmo, SC 29063

(d)    The following are the names and addresses of all persons or entities other than the Borrower, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral including but not limited to instruments, chattel paper, inventory or equipment:

Name	Mailing Address	County	State

Triple Crown, 2095 Expressway Drive North, Hauppauge, NY 11788

Gibbons Quick Storage 1073 Lake Murray BLVD Irmo, SC 29063

(e)     The following are all other locations outside the United States of America in which the Borrower does business or where any of the Collateral is located:

5.	Prior Locations.

(a)     Set forth below is the information required with respect to each location or place of business previously maintained by the Borrower at any time during the past five years:

Address	County	State

100 Marcus BLVD, Hauppauge, NY 11788

1370 Reynolds Ave., Suite 120, Irvine, CA 92614

121 Executive Center Drive, Suite 131, Columbia, SC 29210

1200 Remington Road, Schaumberg, IL 60173

1377 Clintmoore Road, Boca Raton, FL

9430 Research BLVD, Suite 200, Echelon IV, Austin, TX 78759

(b)    Set forth below is the information required with respect to each location or place of business previously maintained by the Borrower during the past four months:

Address	County	State

100 Marcus BLVD, Hauppauge, NY 11788

(c)     Set forth below is the information required by with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past twelve months:

Name	Address	County	State

Triple Crown, 2095 Expressway Drive North, Hauppauge, NY 11788

Gibbons Quick Storage, 1073 Lake Murray BLVD, Irmo, SC 29063

6.     Fixtures. Attached hereto as Exhibit “B” is the information required by UCC §9–502(b) or former UCC §9-402(5) of each state in which any of the Collateral consisting of fixtures are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded.

7.     Unusual Transactions. Except for those purchases, acquisitions and other transactions described on Exhibit “A” attached hereto, all of the Collateral has been originated by the Borrower in the ordinary course of the Borrower’s business or consists of goods which have been acquired by the Borrower in the ordinary course from a person in the business of selling goods of that kind.

IN WITNESS WHEREOF, we have hereunto signed this Certificate on January ___, 2005.

/s/ Joseph Gardner

Joseph Gardner

/s/ John Ryan

John Ryan

SCHEDULE 6.8

TAXES

1.	Liquidated Priority Claim for unemployment taxes due State of New York- $25,762.64. Amount to be paid upon confirmation of Borrower’s plan of reorganization.
2.	Merinta, Inc. interest of $28,366.25 due the Department of Treasury- Internal Revenue Service.
3.

State of Delaware- Franchise Taxes. Amount to be determined based on submission of prior year tax returns, but not expected to exceed $35,000. State representative advised Boundless to withhold payment subject to bankruptcy determination.

SCHEDULE 6.10

Suits, Actions and claims

1.        An action was commenced by Kareem Mangaroo, employed by Boundless Technologies, between February 1994 and April 1999 as a material handler (“Plaintiff”), on February 5, 2001, against Boundless Technologies, Boundless Corporation, and four employees of the Company (Joseph Gardner, its CFO, Michelle Flaherty, formerly manager of Human Resources, Thomas Iavarone, director of Logistics, and Anthony San Martin, manager of Shipping), seeking damages for the unlawful termination of Plaintiff’s employment in violation of Plaintiff’s rights under Title VII of the Civil Rights Act of 1964, as amended; the Equal Protection Clause and Due Process Clause, pursuant to the Civil Rights Act of 1886, as amended, 42 U.S.C. § 1981; and for damages as a result of the conspiratory actions of defendants to deprive Plaintiff of his equal protection and due process rights pursuant to 42 U.S.C. § 1985 and for violation of Plaintiff’s rights under the Employee Retirement Income Security Act 29 U.S. C. §1001. Plaintiff further alleges claims under State law for breach of contract. The verified complaint was filed in the United States District Court, Eastern District of New York. Plaintiff seeks (i) compensatory damages of $1 million from each of Boundless Technologies and four employees of the company (jointly and severally), (ii) punitive damages of $2 million from each of Boundless Technologies, the Company, and four employees of the Company (jointly and severally), (iii) $1 million against Boundless Technologies for breach of contract, and (iv) the value of forfeited options, attorney’s fees, costs of the action and other relief as the court deems necessary.

On February 17, 2003, the defendants’ motion for summary judgment was granted. On March 21, 2003, Plaintiff served Notice of Appeal to the United States Court of Appeals for the Second Circuit in opposition to the granting of defendants’ motion for summary judgment. On October 15, 2003, the United States Court of Appeal for the Second Circuit granted the defendants’ motion to Stay the appeal in accordance with 11 U.S.C. § 362. The Company intends to vigorously defend this suit since it believes that it has meritorious defenses to the action.

2.        In November 2002, Comdial Corporation filed a demand for arbitration with the American Arbitration Association against Boundless Manufacturing Services, Inc. (“Boundless”). Among other things, Comdial contends that Boundless breached its contractual obligations to Comdial by failing to meet Comdial’s orders for the delivery of products manufactured by Boundless. The Comdial demand seeks damages in excess of $6.0 million. On February 6, 2003, Boundless responded to the demand by denying substantially all of Comdial’s claims and asserting counterclaims totaling approximately $8.2 million, including approximately $0.8 million in past due invoiced amounts. On March 13, 2003, Boundless announced that it has filed for protection pursuant to Ch. 11 of the U.S. Bankruptcy Code, causing a stay in the arbitration matter. It is not known at this time whether this filing will have any long-term impact on the arbitration, or whether the arbitration will eventually proceed. No amounts have been accrued in the Company’s financial statements for any losses.